Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Supervisory Board and Management Board of Merus B.V.:

We consent to the use of our report dated 8 April 2016, except as to the capital reorganisation section of Note 25, which is as of 9 May 2016, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Accountants N.V.

Amstelveen, the Netherlands

9 May 2016